UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 30, 2024

VERTEX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Gemini Street Suite 250 Houston, Texas	77058
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	VTNR	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On August 30, 2024, and effective on September 5, 2024, Mr. Douglas S. Haugh resigned as Chief Commercial Officer and Interim Chief Operating Officer of Vertex Energy, Inc. (the “Company”, “we” and “us”), provided that Mr. Haugh intends to remain with the Company as a senior advisor.

(c)       On September 5, 2024, and effective on September 5, 2024, the Board of Directors appointed Mr. Joshua D. Foster as Chief Commercial Officer to fill the vacancy left by Mr. Haugh’s resignation. Additionally, the Company’s Chief Executive Officer, Benjamin P. Cowart, is assuming the duties of Chief Operating Officer of the Company.

Mr. Foster’s biographical information is included below:

Mr. Joshua D. Foster, age 43.

Since February 2024, Mr. Foster has served as a Refining Director of the Company. Mr. Foster has a background in commercial restructuring and optimization, serving as the President of Veridian Fuels, LLC, from September 2023 to February 2024, with a focus in petroleum and renewable fuels supply, trading and optimization. From September 2020 to November 2022, Mr. Foster served as Vice President – Fuel Supply (Head of Fuel Supply) of Epic Fuels. Prior to that, from February 2018 to September 2020 (Director – Supply & Trading) and August 2012 to February 2018 (General Manager – Supply and Trading), Mr. Foster was employed by Delta Air Lines, Inc. Earlier in his career Mr. Foster served in various roles with Merrill Lynch Commodities Inc. Mr. Foster received his Bachelor of Business Administration in Finance from the Texas McCombs School of Business (University of Texas).

Mr. Foster is not party to any material plan, contract or arrangement (whether or not written) with the Company, other than the Employment Agreement (discussed below), and there are no arrangements or understandings between Mr. Foster and any other person pursuant to which Mr. Foster was selected to serve as an officer of the Company, nor is Mr. Foster a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K. There are no family relationships between any director or executive officer of the Company, including Mr. Foster.

Mr. Foster is expected to enter into a form of the Indemnification Agreement with the Company in the form filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2022, a copy of which is incorporated by reference herein as Exhibit 10.1.

We also entered into an Employment Agreement with Mr. Foster, discussed below.

Executive Employment Agreement

On September 5, 2024, we entered into an Executive Employment Agreement with Mr. Foster dated and effective September 2, 2024 (the “Employment Agreement”). Mr. Foster’s agreement is substantially similar to the employment agreements of our other named executives, except as to his salary and the sign-on bonus and is discussed below.

The Employment Agreement provides for Mr. Foster to serve as Chief Commercial Officer of the Company for an initial three-year term extending through September 2, 2027, provided that the agreement automatically renews for additional one-year terms thereafter in the event neither party provides the other at least 60 days prior notice of their intention not to renew the terms of the agreement. The agreement provides for him to receive an annual salary of $335,000 per year.

Pursuant to the terms of the Employment Agreement, Mr. Foster’s annual compensation package includes (1) a base salary (described above), subject to yearly determinations by the Compensation Committee of the Board (or the Board with the recommendation of the Compensation Committee), on each December 31st, as to potential increases in salary, and (2) a bonus payment to be determined in the sole discretion of the Compensation Committee or the Board of Directors (the “Cash Bonus”). Mr. Foster is also eligible for a yearly discretionary equity bonus (the “Equity Bonus”) equal to an amount as determined by the Board, with the recommendation of the Compensation Committee and based on the condition of the Company’s business and results of operations, the Compensation Committee’s evaluation of Mr. Foster’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Compensation Committee.

Each Cash Bonus shall be paid in the Compensation Committee’s discretion at the same time annual bonuses are paid to other executives of the Company, in an amount determined by the Compensation Committee in its sole discretion, based on such criteria as the Compensation Committee deems relevant; provided that no Cash Bonus shall be paid at any time that the sum of the Current Ratios (defined below), at the end of the then last two completed calendar quarters that have been publicly filed with the Securities and Exchange Commission (SEC), divided by 2, totals less than 1.0. The Compensation Committee, or the Board, with the recommendation of the Compensation Committee, may also pay or grant discretionary Cash Bonuses or Equity Bonuses from time to time in their discretion, at any time, in its/their discretion. The Equity Bonus may be in the form of common stock, stock options or other equity consideration, in such amounts and with such terms as may be determined by the Compensation Committee or the Board, with the recommendation of the Compensation Committee, from time to time.

For the purposes of the Employment Agreement, “Current Ratio” means, as of the date of determination, (a) the current assets of the Company, divided by (b) the current liabilities of the Company, each as set forth in the financial statements of the Company as filed in the Company’s periodic reports with the SEC; except in the case of a Payment Date Current Ratio (defined below), which shall be calculated based on the Company’s internally generated financial statements, in accordance with generally accepted accounting principles, consistently applied.

The Cash Bonus is also only payable to the extent that, as of a date within 10 business days of the date the Cash Bonus is to be paid (the “Proposed Payment Date”), that the Company has a Current Ratio, after paying the Cash Bonus, and any other cash bonuses awarded by the Compensation Committee, which are unpaid as of such Proposed Payment Date, equal to at least 1.0 (the “Payment Date Current Ratio”). Notwithstanding the forgoing, the Cash Bonus will be paid not later than March 15 of the year following the year in which it is earned.

Mr. Foster is also to be paid an automobile allowance of $750 per month during the term of the Employment Agreement and is eligible to participate in our stock option plan and other benefit plans.

Mr. Foster’s compensation under his employment agreement may be increased from time to time, by the Compensation Committee, or the Board of Directors (with the recommendation of the Compensation Committee), which increases do not require the entry into an amended employment agreement.

The Employment Agreement prohibits Mr. Foster from competing against us during the term of the agreement and for a period of twelve months after the termination of the agreement in any state and any other geographic area in which we or our subsidiaries provide Restricted Services or Restricted Products, directly or indirectly, during the twelve months preceding the date of the termination of the agreement. “Restricted Services” means the collection, trading, purchasing, processing, storing, aggregation, transportation, manufacture, distribution, recycling, storage, refinement, re-refinement and sale of Restricted Products; or dismantling, demolition, decommission and marine salvage services and any other services that we or our subsidiaries have provided or are researching, developing, performing and/or providing at any time during the two years immediately preceding the date of termination, or which Mr. Foster has obtained any trade secret or other confidential information about at any time during the two years immediately preceding the date of termination of the agreement. “Restricted Products” means renewable fuels, used motor oil, petroleum by-products, vacuum gas oil, aggregated feedstock, conventional crude refining and re-refined oil products, gasoline blendstock, pygas and fuel oil cutterstock, oil filters, engine coolant and/or other hydrocarbons and any other product, that we or our subsidiaries have provided or are researching, developing, manufacturing, distributing, refining, re-refining, aggregating, selling and/or providing at any time during the two years immediately preceding the date the agreement is terminated, or which Mr. Foster obtained any trade secret or other confidential information in connection with at any time during the two years immediately preceding the date of termination of the agreement. The non-compete requirements described in the paragraph above, as well as the restriction on Mr. Foster to refrain, for a period of twelve months from the termination date, from soliciting customers of the Company with whom Mr. Foster worked during the last year of Mr. Foster’s employment with the Company and from soliciting employees of the Company to leave the employment of the Company, are defined as the “Non-Compete Provisions”. As discussed in greater detail below, at the Company’s option at any time the Company determines in its discretion to not renew the Employment Agreement at such time that such agreement would have otherwise automatically renewed pursuant to its terms, the Company may determine to waive the Non-Compete Provisions, at which time no Severance Payment (as discussed below) would be due, or to pay the Severance Payment, at which time the Non-Compete Provisions would continue to apply pursuant to their terms.

We may terminate Mr. Foster’s Employment Agreement (a) for “cause” which means (i) that Mr. Foster has materially breached any obligation, duty, covenant or agreement under the agreement, which breach is not cured or corrected within thirty days of written notice thereof from the Company (except for breaches of the assignment of inventions or confidentiality/non-solicitation and non-compete provisions of the agreement, which cannot be cured and for which the Company need not give any opportunity to cure); (ii) Mr. Foster’s willful failure or refusal to perform or nonperformance of his duties required by the Employment Agreement or assigned by the Company through the Board of Directors, and without a reasonable basis for Mr. Foster to do so; provided, however, that Mr. Foster shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Mr. Foster an opportunity, as soon as practicable, to correct the acts or omissions complained of, and failure of Mr. Foster to cure such failure or refusal within thirty days after written notice; (iii) any gross negligence or willful misconduct of Mr. Foster with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company or material damage to the Company’s reputation or business relationships; (iv) if Mr. Foster commits any act of misappropriation of funds or embezzlement; (v) if Mr. Foster commits any act of fraud; or (vi) if Mr. Foster is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; and, in the case of any of the above offenses, such offense casts reasonable doubt on Mr. Foster’s ability to perform his duties going forward; (b) in the event Mr. Foster suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 180 days in any 12-month period; (c) for any reason without “cause”; or (d) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above. The agreement also automatically terminates upon the death of Mr. Foster.

Mr. Foster may terminate his employment (a) for “good reason” if there is (i) a material diminution in his authority, duties, or responsibilities; (ii) a material diminution in the authority, duties, or responsibilities or a requirement that Mr. Foster report to an officer or employee of the Company rather than reporting to the Board; (iii) a material breach by the Company of the agreement, or (iv) a material diminution in Mr. Foster’s Base Salary, in each case without his prior written consent; provided, however, prior to any such termination by Mr. Foster for “good reason,” Mr. Foster must first advise us in writing (within 90 days of the occurrence of such event) and provide us 30 days to cure, after which in the event we do not cure the issue leading to such “good reason” notice, Mr. Foster has 30 days to resign for “good reason”); (b) for any reason without “good reason”; and (c) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above.

If Mr. Foster’s employment is terminated due to his death or disability, Mr. Foster or his estate is entitled to a lump sum cash severance payment equal to the sum of (i) Mr. Foster’s Base Salary accrued through the termination date; (ii) any unpaid Cash Bonus for the prior year that would have been paid had Mr. Foster not been terminated prior to such payment; and (iii) the pro rata amount of the current year’s bonus (through the end of the month of termination), which would have been payable to Mr. Foster, had Mr. Foster been employed through the end of the then current calendar year, based on the Board or Compensation Committee’s good faith assessment of the amount which would have been paid to Mr. Foster as a cash bonus for such calendar year, based on the Company’s and Mr. Foster’s quantifiable performance through the date of termination, and the Board or Compensation Committee’s customary bonus determination matrix, with rankings based on the Company’s peer group and the Board or Compensation Committee’s individual rankings of such matrix items, in each case utilizing the Company’s then current process for determining bonuses as determined by the Committee in their reasonable discretion (the “Good Faith Bonus Determination”). Such amount shall be paid within 60 days of the termination date. Additionally, and notwithstanding anything to the contrary in any equity agreement, any unvested stock options or equity compensation held by Mr. Foster upon such termination shall vest and shall be exercisable until the earlier of (A) ninety days from the date of termination and (B) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances.

If Mr. Foster’s employment is terminated by Mr. Foster without “good reason” or his non-renewal of the agreement, or by non-renewal by the Company, providing for a waiver of the Non-Compete Provisions (defined above), or by the Company with cause, Mr. Foster is entitled to his Base Salary accrued through the termination date and no other benefits other than continuation of health insurance benefits on the terms and to the extent required by COBRA, or such other similar law or regulation as may be applicable to Mr. Foster or the Company with respect to Mr. Foster. Additionally, any unvested stock options or equity compensation held by Mr. Foster shall immediately terminate and be forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) shall be subject to terms and conditions set forth in the applicable equity agreement, as such may describe the rights and obligations upon termination of employment of Mr. Foster.

If Mr. Foster’s employment is terminated by Mr. Foster for “good reason”, or by the Company without “cause”, or by the Company’s non-renewal, providing that the Non-Compete Provisions shall continue to apply, (a) Mr. Foster is entitled to his base salary accrued through the termination date and any unpaid Cash Bonus for the prior completed calendar year that would have been paid had Mr. Foster not been terminated prior to such payment, plus a lump sum cash severance payment equal to the sum of (i) an amount equal to Mr. Foster’s current annual Base Salary plus (ii) an amount equal to the Good Faith Bonus Determination of the bonus which should have been due for the full calendar year containing the termination date (collectively, (i) and (ii), the “Severance Payment”); and (b) provided Mr. Foster elects to receive continued health insurance coverage through COBRA, the Company will pay Mr. Foster’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) for twelve months following the termination date (the “Health Payment”); provided, however, that if at any time Mr. Foster is covered by a substantially similar level of health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make the Health Payment. Additionally, and notwithstanding anything to the contrary in any equity agreement, any unvested stock options or equity compensation previously granted to Mr. Foster will vest immediately upon such termination and shall be exercisable by Mr. Foster until the earlier of (A) three months from the date of termination and (B) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances, provided that such provisions shall not affect any equity awards outstanding prior to the date of the Employment Agreement. The Severance Payment shall be paid in cash within sixty days after the termination date.

As a condition to Mr. Foster’s right to receive any Severance Payment, (A) Mr. Foster must execute and deliver to the Company a written release in form and substance satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Mr. Foster’s employment, or the termination thereof (other than claims for entitlements under the terms of the agreement or plans or programs of the Company in which Mr. Foster has accrued a benefit), which must be effective by the 90th day following his termination date; and (B) Mr. Foster must not have breached any of his covenants and agreements under the Agreement relating to assignment of inventions and confidentiality, including the non-solicitation and non-compete provisions thereof, which shall continue following the termination date.

If a Change of Control (as defined below) occurs during the term of the agreement, or within six months after Mr. Foster’s termination of employment by him for good reason or by the Company without cause (but not non-renewal), the Company is required to pay Mr. Foster, within 60 days following the date of such Change of Control, a cash payment in a lump sum in an amount equal to (x) minus (y) where (x) equals 3.0 times the sum of (a) the most recent annual Base Salary of Mr. Foster; and (b) the amount of the most recent Cash Bonus paid to Mr. Foster (the “Change of Control Payment”) and (y) equals the amount of any Severance Payment actually paid to Mr. Foster. If the Employment Agreement has been terminated prior to any Cash Bonus being awarded pursuant to the agreement or if the most recent Cash Bonus was zero, (x)(b) above is replaced with an amount equal to the greater of (1) the amount of Mr. Foster’s most recent annual cash bonus awarded by the Compensation Committee or the Board (“Most Recent Cash Bonus”); and (2) the amount of Mr. Foster’s annual cash bonus awarded by the Compensation Committee or the Board for the year immediately preceding the Most Recent Cash Bonus (the “Preceding Year Bonus”). Additionally, following a change of control termination, all outstanding stock options and other equity compensation held by Mr. Foster are exercisable by Mr. Foster pursuant to the terms thereof until the earlier of (A) three months from his termination date and (B) the latest date upon which such stock options and other equity compensation would have expired by their original terms under any circumstances; provided any equity awards outstanding prior to the entry into the Employment Agreement continue to be governed by the terms set forth in such award agreements.

“Change of Control” for the purposes of the Employment Agreement means: (a) any person obtaining beneficial ownership representing more than 50% of the total voting power represented by our then outstanding voting securities without the approval of not fewer than two-thirds of our Board of Directors; (b) a merger or consolidation of us whether or not approved by our Board of Directors, other than a merger or consolidation that would result in our voting securities immediately prior thereto continuing to represent at least 50% of the total voting power outstanding immediately after such merger or consolidation, (c) our shareholders approving a plan of complete liquidation or an agreement for the sale or disposition by us of all or substantially all of our assets, or (d) as a result of the election of members to our Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors on the date the agreement was entered into, except in the event that such slate of directors is proposed by a committee of the Board of Directors.

The Employment Agreement also contains standard assignment of inventions, indemnification and confidentiality provisions. Further, Mr. Foster is subject to non-solicitation covenants during the term of the agreement.

Although Mr. Foster will be prohibited from competing with us while he is employed with us, he will only be prohibited from competing for twelve months after his employment with us ends pursuant to his employment agreement (subject to the terms thereof, and the Company’s option to terminate such non-compete provisions under certain circumstances as discussed above). Accordingly, Mr. Foster could be in a position to use industry experience gained while working with us to compete with us.

The Employment Agreement also includes a provision providing that any portion of the payments and benefits paid under the Employment Agreement, as well as any other payments and benefits which Mr. Foster receives pursuant to a Company plan or other arrangement, shall be subject to a clawback (a) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule or any other applicable law; and/or (b) any policy adopted by the Company and applicable generally to Mr. Foster and other officers of the Company, relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to Mr. Foster by the Company or its subsidiaries or any of their respective affiliates, as applicable, as may be amended from time to time, including the Company’s December 12, 2022 Clawback and Forfeiture Policy and the Company’s November 6, 2023 Policy for the Recovery of Erroneously Awarded Incentive Based Compensation.

The description of the Employment Agreement above is not complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.2, and is incorporated by reference into this Item 5.02 by in its entirety.

Item 7.01.	Regulation FD Disclosure.

On September 6, 2024, the Company issued a press release disclosing Mr. Haugh’s resignation as Chief Commercial Officer and the appointment of Mr. Foster as Chief Commercial Officer.

A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated into this Item 7.01 by reference.

The information contained in, or incorporated into, this Item 7.01 of this Current Report, is furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act regardless of any general incorporation language in such filings.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement between the Registrant and each director and executive officer of the Registrant (Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 14, 2022, and incorporated herein by reference)(File No. 001-11476)
10.2*#	Executive Employment Agreement entered into on September 5, 2024 and effective September 2, 2024, by and between Vertex Energy, Inc. and Joshua D. Foster
99.1**	Press Release of Vertex Energy, Inc., dated September 6, 2024
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

** Furnished herewith.

# Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX ENERGY, INC.

Date: September 6, 2024	By:	/s/ Chris Carlson
Chris Carlson
Chief Financial Officer